The following is a summary of the terms of the notes offered by the preliminary pricing supplement hyperlinked below.
Summary of Terms
Issuer:
JPMorgan Chase Financial Company LLC
Guarantor:
JPMorgan Chase & Co.
Minimum Denomination:
Denomination:$1,000
Fund:
ARK Innovation ETF
Pricing Date:
March 31, 2021
Observation Date:
April 4, 2022
Maturity Date:
April 7, 2022
Maximum Return:
Between 28.00% and 32.00%*
Upside Leverage Factor:
1.50
Buffer Amount:
15.00%
Payment At Maturity:
If the Final Value is greater than the Initial Value, your payment at maturity per $1,000 principal amount note will be calculated as follows:
$1,000 + ($1,000
×Fund Return ×Upside Leverage Factor), subject to the Maximum Return
If the
Final Value is equal to the Initial Value or is less than the Initial Value by up to the Buffer
Amount, you will receive the principal amount of your notes at maturity.
If the Final Value
is less than the Initial Value by more than the Buffer Amount, your payment at maturity per $1,000 principal amount note will be calculated as follows:
$1,000 +
1,000 ×(Fund Return + Buffer
If the Final Value
is less than the Initial Value by more than the Buffer Amount, you will lose some or most of your principal amount at maturity.
CUSIP:
48132RQ45
Preliminary Pricing
Supplement:
http://sp.jpmorgan.com/document/cusip/48132RQ45/doctype/Product_Termsheet/document.pdf
For more information about the estimated value of the notes, which likely will be lower than the price you paid for the notes
, p lease see the hyperlink above.
Any
payment on the notes is subject to the credit risk of JPMorgan Chase Financial Company LLC, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes
* The actual Maximum Return will be provided in the pricing supplement and will be between 28.00% and 32.00%.
**Reflects Maximum Return equal to the minimum Maximum Return set forth herein, for illustrative purposes.
The
“total return” as used above is the number, expressed as a percentage, that results from comparing the payment at maturity pe r
$1,000 principal amount note to $
The
hypothetical returns shown above apply only at maturity. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns shown above would likely be lower.
J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com
Final Value
Fund Return
Total Return on
the Notes
$180.0000
80.0000%
28.00%
$165.0000
65.0000%
28.00%
$140.0000
40.0000%
28.00%
$130.0000
30.0000%
28.00%
$120.0000
20.0000%
28.00%
$118.6667
18.6667%
28.00%
$110.0000
10.0000%
15.00%
$105.0000
5.0000%
7.50%
$101.0000
1.0000%
1.50%
$100.0000
0.0000%
0.00%
$90.0000
-
10.0000 0.00%
$85.0000
-
15.0000% 0.00%
$80.0000
-
20.0000% -
5.00%
$70.0000
-
30.0000% -
15.00%
$50.0000
-
50.0000% -
35.00%
$40.0000
-
60.0000% -
45.00%
$20.0000
-
80.0000% -
65.00%
$0.0000
-
100.0000% -
85.00%
1
yr ARKK Capped Buffered Return Enhanced Notes
North America Structured Investments
Hypothetical Total Returns**

J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com
Selected Risks
•
Your investment in the notes may result in a loss. The notes do not guarantee any return of principal.
•
Your maximum gain on the notes is limited to the Maximum Return.
•
Any payment on the notes is subject to the credit risks of JPMorgan Chase Financial
Company LLC and JPMorgan Chase & Co. Therefore the value of the notes prior to maturity will be subject to changes in the market’s view of the creditworthiness of
JPMorgan Chase Financial Company LLC or JPMorgan Chase & Co.
•
No interest payments, dividend payments or voting rights.
•
An investment in the notes is subject to risks associated with actively managed funds.
•
The performance and market value of the Fund, particularly during periods of market volatility, may not correlate with the performance of the Fund’s net asset value per share.
•
The notes are subject to risks associated with disruptive innovation companies.
•
The notes are subject to risks associated with mid size, small and micro capitalization stocks.
•
The notes are subject to the risks associated with non U.S. securities
•
The notes are subject to emerging markets risk.
•
Recent executive orders may adversely affect the performance of the Fund.
•
The anti dilution protection for the Fund is limited
•
As a finance subsidiary, JPMorgan Chase Financial Company LLC has no independent operations and has limited assets.
Selected Risks (continued)
•
The estimated value of the notes will be lower than the original issue price (price to public) of the notes.
•
The estimated value of the notes is determined by reference to an internal funding rate.
•
The estimated value of the notes does not represent future values and may differ from others’ estimates.
•
The value of the notes, which may be reflected in customer account statements, may be higher than the then current estimated value of the notes for a limited time period.
•
Lack of liquidity: J.P. Morgan Securities LLC (who we refer to as JPMS ) intends to offer to purchase the notes in the secondary market but is not required to do so. The price, if any, at which JPMS will be willing to purchase notes from you in the secondary market, if at all, may result in a significant loss of your principal.
•
Potential conflicts: We and our affiliates play a variety of roles in connection with the issuance of notes, including acting as calculation agent and hedging our obligations under the notes, and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set. It is possible that such hedging or other trading activities of J.P. Morgan or its affiliates could result in substantial returns for J.P. Morgan and its affiliates while the value of the notes decline.
•
The tax consequences of the notes may be uncertain. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes .
..
Additional Information
SEC Legend: JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. have filed a registration statement (including a pr osp ectus) with the SEC for any offerings to which these materials relate. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPM organ Chase Financial Company LLC and JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. and this offering. You may get the se documents without cost by visiting EDGAR on the SEC web site at
www.sec.gov. Alternatively, JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co., any agent or any dealer participating in the this offering will arrange to send you the pr ospectus and each prospectus supplement as well as any product supplement and preliminary pricing supplement if you so request by calling toll free 1 866 535 9248.
IRS Circular 230 Disclosure: JPMorgan Chase & Co. and its affiliates do not provide tax advice. Accordingly, any discussion o
f U .S. tax matters contained herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Cha se & Co. of any of the matters addressed herein or for the purpose of avoiding U.S.
tax related penalties.
Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisers as to these matters.
This material is not a product of J.P. Morgan Research
Departments.
Free Writing Prospectus Filed Pursuant to Rule 433,
Registration Statement Nos. 333 236659 and 333 236659 01
North America Structured Investments
1yr
ARKK Capped Buffered Return Enhanced Notes
The risks identified above are not exhaustive. Please see “Risk Factors” in the prospectus supplement and the applicable product supplement and “Selected Risk Considerations” in the applicable preliminary pricing supplement for additional information